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                                                                  EXHIBIT 10.37

NOTE: CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

                               CULTURE AGREEMENT

  This Agreement is made as of this 1st day of March, 1996, and is between Zelenka Nursery, Inc. of 16127 Winans, Grand Haven, MI 49417 ("Zelenka") and NaPro BioTherapeutics, Inc. of 6304 Spine Road, Unit A, Boulder, CO 80301
("NaPro") with respect to the culture of certain Taxus   trees.

                      STATEMENT OF BACKGROUND INFORMATION

  A. NaPro has purchased certain Middle Aged Trees (defined below) from Zelenka pursuant to an agreement for Sale, Harvest, and Storage of Nursery Stock effective as of May 1, 1996 between Zelenka Nursery, Inc. and NaPro BioTherapeutics, Inc. ("Purchase Agreement").

  B. NaPro has granted Zelenka a security interest in the Middle Aged Trees and certain assets under a Security Agreement dated May 1, 1996 ("Security Agreement").

  C. The Middle Aged Trees are currently growing in the ground on real property leased by Zelenka. NaPro has agreed to sublease such real property from Zelenka pursuant to certain Subleases ("Subleases").

  D. NaPro desires that Zelenka care for and culture the Middle Aged Trees, and that Zelenka harvest, cut, store, and ship to NaPro all or certain portions of the Middle Aged Trees, and Zelenka has agreed to do so.

  E. The parties desire to set forth the terms of their agreements in this writing.

                            STATEMENT OF AGREEMENT

  For their mutual convenience and protection, and in consideration of the mutual covenants and benefits contained in this Agreement, the parties agree as follows:

                   SECTION ONE: CULTURE OF MIDDLE AGED TREES

  1.1 Definition of Middle Aged Trees. The "Middle Aged Trees" for purposes of this Agreement shall be defined as follows: (i) all of those live currently
year old Taxus      trees      currently growing in the ground located on
nineteen (19) acres of real property leased by Zelenka from Mark A. DeJonge and Christine F. DeJonge, under a Lease dated April 1, 1993 (which Lease has been assigned to Derwin J. DeJonge and Marion J. DeJonge pursuant to an Assignment dated September 14, 1994) described in Zelenka Nursery's production inventory control system as DEJ11 and DEJ16; (ii) all of those live currently
   year old Taxus      trees      currently growing in the ground located on
twenty-three (23) acres of real property leased by Zelenka from Lester J. and Rosalyn B. Boersema, under a Lease dated February 1, 1992, and described in Zelenka's production inventory control system as BOR75; and (iii) all of those
live currently    year old Taxus      trees      currently growing in the
ground located on eighteen (18) acres of real property leased by Zelenka from Lester J. and Rosalyn B. Boersema, under a Lease dated April 1, 1991 and described in Zelenka Nursery's production inventory control system as BOR71. All such trees shall be collectively referred to herein as the "Middle Aged Trees." Such real property shall be referred to herein as the "Leased Property".

  1.2 Care and Culture of Trees. During the term of this Agreement, Zelenka agrees to grow, maintain, and care for all of the Middle Aged Trees pursuant to the instructions of NaPro. In the absence of such instructions, Zelenka agrees that its care of the Middle Aged Trees shall be consistent with Zelenka's normal reasonable cultural practices. Zelenka shall bear all costs and expenses in
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connection with the care and maintenance of the Middle Aged Trees, provided that Zelenka shall be reimbursed for such expenses as provided in below under Section Three.

                      SECTION TWO: HARVESTING AND STORING

  2.1 General. In addition to Zelenka's obligations described above in paragraph 1.2, Zelenka agrees to harvest, cut, place in cold storage, pack, and prepare for shipping any of the Middle Aged Trees or Middle Aged Tree cuttings as instructed by NaPro (pursuant to the NaPro Specifications as defined in the Purchase Agreement as they may be revised from time to time), except that Zelenka shall not be required to ship to NaPro any Middle Aged Trees or Middle Aged Tree cuttings which have not been paid for in full by NaPro pursuant to the Purchase Agreement, and Zelenka shall not be required to ship any Middle Aged Trees or Middle Aged Tree cuttings to NaPro if NaPro is not current in all of its obligations to Zelenka under the Purchase Agreement, this Agreement, the Security Agreement, and the Subleases. Any schedules for any activities described in this paragraph shall be mutually agreed upon by Zelenka and NaPro. All Middle Aged Trees or Middle Aged Tree cuttings shall be shipped FOB Zelenka at NaPro's expense. Further, Zelenka shall not be required to store any Middle Aged Trees or Middle Aged Tree cuttings for a period exceeding six months, and Zelenka shall be entitled to ship to NaPro any Middle Aged Trees or Middle Aged Tree cuttings as necessary to ensure that such limit is not exceeded, unless the parties have otherwise agreed in writing.

                  SECTION THREE: COMPENSATION AND EXCLUSIVITY

  3.1 Compensation. As compensation for its services under this Agreement,
Zelenka shall be entitled to receive a sum equal to     multiplied by
Zelenka's actual costs and expenses incurred in connection with: (1) Zelenka's care and maintenance of the Middle Aged Trees hereunder, (2) Zelenka's harvesting, storing, maintaining, packing, cutting, and preparing the Middle Aged Trees and Middle Aged Tree cuttings for shipping, and (3) any other activities of Zelenka which are related to the care, harvesting, storage, maintenance, packing, cutting, or shipping preparation of the Middle Aged Trees or Middle Aged Tree cuttings. Zelenka's costs and expenses for purposes of this paragraph shall not include any costs of leasing the Leased Property.

  3.2 Invoices and Payment. Zelenka shall be entitled to invoice NaPro for any sums due hereunder on a monthly basis. Such invoices shall be paid within thirty (30) days of the invoice date and pursuant to Zelenka's other standard terms and conditions, which are attached hereto as Exhibit 3.2 A ("Zelenka Terms"). Zelenka's invoices for the months of March, 1996 and April, 1996 shall be provided to NaPro as soon as practicable and such invoices shall be paid by NaPro within thirty (30) days after the execution hereof.

  3.3 Exclusivity. During the term of this Agreement, NaPro agrees that Zelenka shall be the exclusive provider of all cultural services, all harvesting and cutting services, all storage services, and any other services provided hereunder, with respect to all of the Middle Aged Trees and that NaPro will not contract or arrange for any other provider of such services with respect to the Middle Aged Trees or the cuttings thereof. NaPro further agrees that all products and materials which may be used in connection with the above-described services shall be purchased and/or acquired exclusively by and through Zelenka under the terms of this Agreement and that NaPro shall not contract or arrange for any such materials or products to be provided by any other person or entity in any other manner.


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                      SECTION FOUR: TERM AND TERMINATION

  4.1 Term. The term of this Agreement shall commence on March 1, 1996 and shall continue through 11:59 p.m. on February 28, 2006, unless earlier terminated by the parties hereunder. Unless this Agreement is terminated under the terms of paragraph 4.3 below, the term of this Agreement (and any extended term hereof) and the obligations of the parties hereunder shall continue even if one (1) or more of the Subleases expires, provided that if all of the Subleases expire (and if NaPro and Zelenka thereby lose the right of access to such subleased property and any remaining Middle Aged Trees located thereon), then this Agreement will terminate following completion by both parties of all of the obligations of the parties hereunder which do not require access to the subleased real property (i.e. storage of harvested cuttings, payment of sums due for labor, materials, etc.).

  4.2 Extensions of Term. NaPro shall be entitled to renew the term of this Agreement, on the same terms and conditions set forth herein, for two separate five year renewal terms. If NaPro desires to exercise any such option, it shall do so in writing to Zelenka at least 180 days prior to the expiration of the original or extended term.

  4.3 Termination. This Agreement may not be terminated by either party hereto except as provided in this paragraph 4.3. If either party fails to pay any sums due hereunder or any sums due under the Purchase Agreement, the Subleases, or the Security Agreement within five (5) days after such sums are due, or if either party defaults under any of its other obligations under this Agreement, the Purchase Agreement, the Subleases, or the Security Agreement, and such default continues for ten (10) days after written notice thereof, then the non-defaulting party shall be entitled to terminate this Agreement and recover any damages resulting from the breach, in addition to any other legal or contractual remedy available to the non-defaulting party. Further, Zelenka shall be entitled to terminate this Agreement, effective immediately upon written notice to NaPro, if NaPro defaults under any of its obligations under this Agreement, the Culture Agreement, or any of the Subleases more than two (2) times during any twelve (12) month period.

  4.4 Obligations Upon Termination. Upon the termination or expiration of this Agreement, all amounts due to either party under this Agreement shall become due and payable within 10 days following the termination or expiration.


                          SECTION FIVE: LEASE ISSUES

  5.1 Ground Leases. Zelenka represents and warrants that true and correct copies of all leases pertaining to Leased Property are attached hereto as
Exhibit 5.1 (the "Ground Leases").

  5.2 Subleases. As of the effective date of this Agreement, Zelenka and NaPro shall enter into subleases with respect to the Leased Property ("Subleases"). Such Subleases shall be in the form attached hereto as Exhibit 5.2. Each such Sublease shall form a part of this Agreement and any breach of the provisions of any Sublease shall be deemed a breach of this Agreement. As soon as possible after the execution of the Subleases, Zelenka and NaPro agree to attempt to obtain the lessor's consent to the Subleases. If, however, any lessor fails to consent to any such Sublease, NaPro shall nevertheless be obligated to perform and fulfill all of the terms and conditions of the Sublease which may be required to be performed and fulfilled by NaPro. NaPro's obligations under the Subleases and the number of acres of real property subleased under the Subleases shall not be reduced or limited even if NaPro causes the harvest and removal of any or all of the Middle Aged Trees from such Leased Property.

  5.3 Ground Leases and Renewals. Immediately following the execution of this Agreement, Zelenka and NaPro shall use good faith efforts to attempt to obtain a renewal or extension of each of

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the Ground Leases with respect to the Leased Property. The terms of any Ground
Lease renewal must be mutually agreeable to Zelenka and NaPro. If the parties cannot agree upon a Ground Lease renewal with respect to the Leased Property, then NaPro shall be free to negotiate directly with the landowner regarding the leasing of the Leased Property, and Zelenka shall assist NaPro (at no additional cost to Zelenka) in the negotiation and execution of a lease between NaPro and the landowner regarding the Leased Property. No such lease, however, shall take effect prior to the expiration or termination of the Ground Lease.

  5.4 Failure to Obtain Lease Renewals. In the event that the parties are unable to obtain a renewal of any one or more of the Ground Leases, and the parties therefore will lose (prior to the expiration or termination of this Agreement) access to the property upon which some or all of the Middle Aged Trees are located, then NaPro may, at its option, cause those affected Middle Aged Trees to be harvested by Zelenka (pursuant to paragraph 2.1 hereof) or cause those affected Middle Aged Trees to be relocated to another site. If NaPro elects to relocate the Middle Aged Trees, then Zelenka will remove such trees and ready such trees for transport as instructed by NaPro. If Zelenka and NaPro mutually agree that such Middle Aged Trees shall be relocated to a Zelenka-owned or Zelenka-controlled site in Ottawa County, Michigan, then: (i) Zelenka shall re-plant such Middle Aged Trees on such site, (ii) such Middle Aged Trees shall remain subject to this Culture Agreement, and (iii) Zelenka will continue to perform the services contemplated by this Culture Agreement as set forth herein. If the Middle Aged Trees are relocated to a site which Zelenka does not own or control or which is outside Ottawa County, then unless otherwise agreed by the parties, this Culture Agreement shall terminate with respect to the affected Middle Aged Trees following shipment of such Middle
Aged Trees by Zelenka. NaPro shall pay Zelenka a sum equal to   multiplied by
Zelenka's actual costs and expenses incurred in connection with any services provided under this paragraph 5.4.

  5.5 Legal Work in Connection with Subleases or Ground Lease Renewals. Each party shall pay its own legal fees and expenses in connection with any Ground Lease renewal, efforts to obtain execution of any of the subleases, or any lease negotiation with any landowner.

  5.6 Zelenka Purchase of Real Property. If Zelenka purchases any of the Leased Property, then NaPro shall enter into a lease with Zelenka for such real property, the material terms of which are substantially similar to the terms of the Sublease (and underlying Ground Lease) pursuant to which NaPro had previously leased the property, except that (1) the new lease shall have a term and renewal terms which correspond to the term and renewal terms of this Agreement, and (2) the rental paid by NaPro under any such lease (including any renewal terms) shall be an amount which may be agreed upon by NaPro and Zelenka upon the execution of the lease, or in the absence of such an agreement, the fair rental value as determined by arbitration as provided in paragraph 6.1. NaPro and Zelenka may also enter into such a lease upon any other terms as may be mutually agreeable to NaPro and Zelenka.

  5.7 Indemnification. NaPro shall indemnify and hold Zelenka harmless from and against any obligations or liabilities to any Ground Lease lessor resulting from NaPro's failure to abide by the terms of the Subleases. If NaPro fails to remove its property within the time periods provided in the Subleases or Ground Leases, or to abide by the terms of the Subleases or Ground Leases, then Zelenka may remove such property on NaPro's behalf, and NaPro shall reimburse Zelenka for all of Zelenka's costs and expenses (including reasonable attorneys fees) incurred by Zelenka. NaPro agrees that it shall not violate or breach, or cause or instruct Zelenka to violate or breach, any of the terms of the Ground Leases. NaPro hereby indemnifies and holds Zelenka harmless from and against any costs, liabilities, or expenses incurred by Zelenka in connection with any such breaches which may have been caused by NaPro.


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                          SECTION SIX: GENERAL TERMS

  6.1 Arbitration. Any disagreements or dispute between the parties with regard to this Culture Agreement shall be resolved exclusively by arbitration which shall be binding upon both of the parties. The arbitration shall be conducted by a panel of three arbitrators under the rules of the American Arbitration Association. One arbitrator shall be selected by Zelenka, one by NaPro, and one by the two selected arbitrators. Any arbitration shall be conducted in Grand Haven, Michigan and the arbitrators shall apply Michigan law. Unless otherwise allocated or assessed by the arbitrators, the parties shall share equally the fees and expenses of the arbitrators.

6.2 Definition of Zelenka's Costs.

  a. Zelenka's actual costs and expenses shall be calculated based upon Zelenka's current cost accounting system. Such cost accounting system will base Zelenka's costs and expenses upon, among other things, the number of hours of labor times Zelenka's loaded labor rate, plus any other actual costs incurred by Zelenka such as crate rental, electricity charges, shipping charges, etc. Such costs shall not include marketing costs or general administrative costs except to the extent that those costs are part of Zelenka's loaded labor rate.

  b. NaPro shall have the right to audit Zelenka's books and records pertaining to calculation of Zelenka's costs. Any such inventory shall be conducted at reasonable intervals and at reasonable times, and shall not interfere with the business operations of Zelenka. Furthermore, NaPro agrees to keep confidential and not to disclose to any other party (except to any professional advisors or employees who have a need to know) any information or documents learned or discovered by NaPro in connection with any such audit. If any such audit uncovers overcharges or undercharges, the parties shall attempt to agree upon the amounts of such overcharges or undercharges and pay to one another any such amount as may be necessary to correct the overcharge or undercharge. If the parties cannot agree on any overcharge or undercharge, either party shall be entitled to submit their question to arbitration under paragraph 6.1. If the parties agree or an arbitration determines that Zelenka has overcharged NaPro an amount greater than ten (10%) percent, then Zelenka shall bear the cost of the audit by NaPro and the cost of the arbitration. Otherwise, the cost of the audit and arbitration shall be borne by NaPro.

  6.3 No Warranties. Zelenka offers no warrantees or guarantees regarding the quantity of Middle Aged Tree cuttings which will be harvested, cut, or produced hereunder. Zelenka also offers no representations or warrantees to NaPro regarding the quality or suitability of the Middle Aged Trees or the Middle Aged Tree cuttings for any purpose. Zelenka offers no warrantees of merchantability or fitness for any particular purpose.

  6.4 Force Majeure. Neither party shall be liable to the other in the event that performance of its obligations hereunder shall be prevented by any cause beyond its reasonable control, including without limitation acts of God, acts of government, accident, fire, delay or destruction of means of transport or other disaster ("events of force majeure"), but the affected party shall use best efforts to avoid or remove the cause of such nonperformance and shall continue performance hereunder with the utmost dispatch whenever such cause is removed.

                         SECTION SEVEN: MISCELLANEOUS

  7.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party shall assign any of their rights, privileges, or obligations under this Agreement without the written consent of the other party, which shall not be unreasonably withheld.


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  7.2 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, return receipt requested with postage prepaid, to the parties at their addresses on page one of this Agreement. Any party may change its address by providing notice hereunder to all of the other parties.

  7.3 Headings. The headings of sections herein and in the exhibits referred to herein are for convenience only and shall not control of effect any meaning or interpretation of any provision of this Agreement.

  7.4 Entire Agreement; Modifications. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated hereby. This Agreement may be modified only by a written agreement signed by all of the parties hereto.

  7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  7.6 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan.

  7.7 Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the same shall not affect the validity or enforceability of any other provisions of this Agreement, unless such validity or unenforceability shall materially affect and frustrate the intentions of the parties.

  7.8 Time is of the Essence. All of the parties hereto agree and acknowledge that time is of the essence in connection with this Agreement.

  7.9 No Waiver. No waiver of any rights of either party hereunder shall be effective against such party unless set forth in writing and signed by such party. Further, no waiver of any right hereunder shall be construed to be a waiver of such right or any other right hereunder or in the future.

                                          Zelenka Nursery, Inc.

                                                   /s/ Paul Zelenka
                                          By: _________________________________

                                                Paul Zelenka, Its Vice
                                                 President

                                          NaPro BioTherapeutics, Inc.

                                          By:       /s/ Sterling Ainsworth
                                              ---------------------------------

                                                      President
                                          Its: ________________________________


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